EXHIBIT 4.3
CONSULTING AGREEMENT

This letter is to confirm the terms of your engagement as an independent consultant ("Consultant") to
Consolidated Medical Management, Inc. (the "Company"). You are being engaged to assist the Company in its transition to Houston, Texas, basic administrative paperwork, and any other related services that are appropriate to this engagement.

Terms of Engagement

The term of the engagement shall be six months beginning on October 1, 2001.  The engagement shall terminate on
April 1, 2002.  The Company is free to terminated the engagement earlier, however, early termination will not relieve the Company of its obligation to pay the full Consulitng Fee unless the reason for termination is your failure to satisfactorily perform appropriate services under this agreement or your failure to comply with the confidentiality provisions outlined in this letter.

Consulting Fee

Your fee for the engagement shall be as follows:  Two Hundred Thousand (200,000) free trading S8 shares and stock options based on additional work done.  Additionally, the Company will pay all reasonable business expenses.  The stock options are subject to the rules of the Company's stock option plan (a copy of which is attached).  The above fee will be due to you in their entirety on the date this agreement is signed.  The shares will be forwarded as soon as reasonably possible after this date.

Confidentiality

You agree that during the term of this engagement you will not invest or participate in any activity that is or may be competitive with the Company, that might create a conflict of interest with the Company, or that otherwise might interfere with the business of the Company, or any affiliate of the Company.  You also agree that both during the engagement and after the engagement terminates you will neither misuse nor improperly disclose any
Confidential Information of the Company that you may have used, acquired or added to while engaged by the Company.
"Confidential Information" means and includes confidential or proprietary information or trade secrets that have been developed or used (or will be developed or used) and that cannot be readily obtained by third parties from outside sources.  Confidential Information includes, by way of example and without limitation, the following:
information regarding assets, investors, customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company's relationship with that investor or customer); pricing stategies and price curves; plans and strategies for expansion or acquisitions; budgets; investor lists, customers lists; research, weather data;
financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data;
marketing techniques; prospective investors' names, investors' and customers; names and marks; grids and maps;
electronic databases; models; specifications; computer programs; internal business records, contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  You acknowledge that this Confidential
Information constitutes a valuable, special, and unique asset used by the Company and its subsidiaries and affiliates in their business to obtain a competitive advantage over their competitors.  You agree that upon termination of the engagement, you will return any and all such confidential, and delete such Confidential Information from any electronic storage devices owned by you (but not computers and storage devices owned by the Company), such as Palm
Pilots and notebook computers, upon which you may have stored such confidential information.  You agree that breach of these covenants not to disclose Confidential Information shall cause immediate and irreparable injury to the
Company.

Indemnity

Each party shall indemnify, defend and hold harmless the other party from any and all liability, loss, claims, lawsuits, damages, injury, costs (including reasonable attorney's fees) or expenses ("Claims") arising out of or incident to the performance or nonperformance of any act or responsibility under this agreement by such indemnifying party; provided that, any indemnity required under this paragraph shall exclude Claims resulting from any consequential, future or speculative damages.  Notwithstanding the foregoing provisions of the paragraph, the
Company shall indemnify, defend and hold harmless Consultant from any and all Claims arising out of or incident to
Consultant's actions on behalf of the Company, including attendance at meetings, negotiation and advice, that involve the Company's financial and other related matters.

CONSOLIDATED MINERALS MANAGEMENT

                                        BY /s/ Peggy Behrens
                                        ----------------------------
                                               Peggy Behrens, President

                                          /s/  Mary Pollock
                                        ----------------------------
                                               Mary Pollock

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